EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form SB-2 No. 333-130866) and related Prospectus of Intrusion Inc. for the registration of 778,572 shares of its common stock and to the incorporation by reference therein of our report dated March 29, 2007, with respect to the consolidated financial statements of Intrusion Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ KBA Group LLP
Dallas, Texas
April 12, 2007

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